UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2013

FOREST LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-5438	7850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue New York, NY 10022	10022-4731
(Address of Principal executive offices)	(Zip Code)

(212) 421 7850

Registrant’s telephone number, including area code

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements

On December 2, 2013, Forest Laboratories, Inc. (the “Company”) entered into an amendment (the “Credit Agreement Amendment”) to the Company’s $750,000,000 Credit Agreement dated as of December 4, 2012, by and among the Company, the Foreign Subsidiary Borrowers from time to time party thereto (together with the Company, the “Borrowers”), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement Amendment amends the definition of Consolidated EBITDA to adjust for certain cost savings for the purposes of calculating the Company’s leverage ratio and interest coverage ratio. The Credit Agreement Amendment also amends the restrictive agreements covenant to allow the Company to incur additional indebtedness with lien restrictions that are customary for similarly rated U.S. companies and that are not materially more restrictive, taken as a whole, than the restrictions in the Credit Agreement.

The foregoing description of the Credit Agreement Amendment and the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, as amended by the Credit Agreement Amendment, which is attached to this report as Exhibit 10.1 and incorporated by reference.

On November 29, 2013, Forest Laboratories Holdings Limited (“FLHL”), a corporation organized and existing under the Laws of Ireland and a wholly-owned subsidiary the Company, entered into an Asset Purchase Agreement (the “APA”) with Merck Sharp & Dohme B.V. (the “Seller”), a limited liability company (a Besloten Vennootschap) organized and existing under the Laws of the Netherlands and a wholly owned subsidiary of Merck & Co., Inc., pursuant to which FLHL will acquire exclusive rights in the United States for Saphris® (asenapine sublingual tablets), a treatment for adult patients with schizophrenia or acute bipolar mania (the “Product”). Upon the closing of the APA, (i) FLHL will acquire the U.S. regulatory approvals relating to the Product and certain agreements related to the conduct of ongoing post-marketing clinical trials for the Product; (ii) FLHL will enter into a license agreement (the “License Agreement”) with Seller pursuant to which Seller will license or sublicense to FLHL certain patents, trademarks, trade dress, domain names, copyrights and know-how related to the Product; and (iii) Forest Laboratories Ireland Limited (“Forest Ireland”), a wholly-owned subsidiary of the Company and an affiliate of FLHL, will enter into a supply agreement (the “Supply Agreement”) with Seller pursuant to which Forest Ireland will be obligated to purchase its commercial requirements for the Product from Seller at an agreed purchase price.

Upon the consummation of the APA, FLHL will make a closing date payment (the “Closing Date Payment”) to Seller consisting of (i) $155 million; plus (ii) up to $85 million to reimburse Seller and its affiliates for costs and expenses incurred in connection with conducting post-marketing clinical trials for the Product during 2013. In addition to the Closing Date Payment, FLHL is also obligated to pay Seller certain sales milestone payments upon the achievement of certain net sales thresholds.

The APA contains representations, warranties and covenants customary for transactions of this type including, among others, covenants that FLHL will take all steps necessary or advisable to obtain all governmental approvals required to consummate the APA, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976. Each party’s obligation to consummate the APA is subject to certain other conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (ii) performance in all material respects of the other party of its obligations; and (iii) that there has been no “Material Adverse Effect” (as defined in the APA).

Item 2.05. Costs Associated with Exit or Disposal Activities.

On December 2, 2013, the Company announced Project Rejuvenate, a series of significant strategic actions to streamline operations and reduce the Company’s operating cost base. Project Rejuvenate is focused on three areas: flattening and broadening the organization by reducing layers and increasing span of control, enhancing productivity and profitability by reprioritizing and rescaling to realign the cost base and streamlining work to reduce low value activities. The Company anticipates realizing $500.0 million of cost savings through Project Rejuvenate, of which the Company expects to achieve 65%-75% by the end of fiscal year 2015 and the remainder by the end of fiscal year 2016.

Approximately $270.0 million of the savings will result from streamlining and realigning the research and development organization, approximately $150.0 million of the savings will be realized through a reduction of marketing expenses and the remaining $80.0 million in expected cost savings will come from a reduction in general, administrative and other expenses. The Company currently estimates that approximately $110.0 million of the $500.0 million in cost savings will be related to headcount savings. The sales force and employees with key responsibilities for submission of certain late-stage R&D programs are excluded from Project Rejuvenate. The Company believes that the expenses to achieve the cost savings in Project Rejuvenate could be in the range of $150 million to $200 million, of which approximately 65% will be in cash. The Company expects to take a significant amount of these expenses as a restructuring charge in the fourth quarter of fiscal year 2014.

Item 7.01. Regulation FD Disclosure.

To satisfy its obligations under Regulation FD, the Company is furnishing certain updated information, including information relating to its proposed notes offering. The disclosure is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 7.01.

On December 2, 2013, the Company issued a press release announcing its intention to offer a proposed $1,000,000,000 in aggregate principal amount senior unsecured fixed rate notes due 2021 (the “notes”) and that it had entered into the Credit Agreement Amendment. The press release announcing the commencement of the proposed offering and entry into the Credit Agreement Amendment is attached hereto as exhibit 99.2, and is incorporated by reference into this Item 7.01.

On December 2, 2013, the Company issued a press release related to Project Rejuvenate. The press release announcing the commencement of the Project Rejuvenate is attached hereto as exhibit 99.3, and is incorporated by reference into this Item 7.01.

On December 2, 2013, the Company issued a press release related to the entry of one of its wholly owned subsidiaries into an asset purchase agreement with a subsidiary of Merck & Co., Inc. for Saphris. The press release announcing the commencement of the proposed offering is attached hereto as exhibit 99.4, and is incorporated by reference into this Item 7.01.

The information set forth in this Item 7.01 is being furnished under Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section. In addition, this information shall not be incorporated by reference into any registration statement filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	First Amendment dated as of December 2, 2013 to Credit Agreement, dated December 2, 2013, to the $750 million Credit Agreement dated as of December 4, 2012, by and among Forest Laboratories, Inc., Forest Laboratories Holdings Limited, Forest Laboratories Ireland Limited, Forest Finance B.V., Forest Laboratories UK Limited, Forest Laboratories Canada Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders from time to time party thereto.

99.1	Disclosures regarding Forest Laboratories, Inc.

99.2	Press release of Forest Laboratories, Inc. dated December 2, 2013.

99.3	Press release of Forest Laboratories, Inc. dated December 2, 2013.

99.4	Press release of Forest Laboratories, Inc. dated December 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2013

Forest Laboratories, Inc. (Registrant)

/s/ Francis I. Perier, Jr
Name: Francis I. Perier, Jr. Title: Executive Vice President–Finance and Administration and Chief Financial Officer

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